Exhibit 99.1

2009-2013 Projection Summary

2009 - 2013 Financial Projections ($mm)

	2009	2010	2011	2012	2013

Gross Revenue	$1,915.2	$1,997.9	$2,064.3	$2,133.1	$2,204.8

Value Added Revenue	1,273.4	1,317.9	1,364.0	1,412.0	1,462.3

EBITDA (Pre-Synergy)	$165.9	$175.3	$189.1	$200.6	$210.4

Synergies (1)	33.6	50.8	59.4	64.6	64.6

Consolidated EBITDA	$199.6	$226.0	$248.5	$265.2	$275.0

Memo: EBITDA-Net Income Reconciliation

EBITDA	$199.6	$226.0	$248.5	$265.2	$275.0
Depreciation & Amortization	(70.9)	(70.0)	(69.0)	(68.9)	(68.9)
Synergy Implementation Costs	(20.1)	(20.3)	(13.3)	—	—
EBIT	108.6	135.7	166.2	196.3	206.1
Interest and Financing	(133.8)	(139.1)	(143.7)	(148.3)	(144.2)
Amortization of financing Fee	(3.8)	(3.8)	(3.8)	(2.8)	—
Pre Tax Income	(29.0)	(7.2)	18.7	45.2	61.9
Taxes	11.0	2.7	(7.1)	(17.2)	(23.5)
Net Income	$(18.0)	$(4.5)	$11.6	$28.0	$38.4

First Lien Debt / EBITDA	2.3	x	2.0	x	1.6	x	1.1	x	0.6	x
Total Debt / EBITDA	5.3	x	4.8	x	4.4	x	3.9	x	3.6	x
EBITDA / Cash Interest	2.1	x	2.4	x	2.6	x	2.8	x	3.3	x

EBITDA (Pre-Synergy) Margins
Margin as % of Gross	8.7%		8.8%		9.2%		9.4%		9.5%
Margin as % of VAR	13.0%		13.3%		13.9%		14.2%		14.4%

Consolidated EBITDA Margins
Margin as % of Gross	10.4%		11.3%		12.0%		12.4%		12.5%
Margin as % of VAR	15.7%		17.2%		18.2%		18.8%		18.8%

(1) Actual savings projected for given year.

Note:                 These financial measures are not defined by generally accepted accounting principles and consequently these are referred to as non-GAAP measures

Note:                 EBITDA is not a measure of financial performance in accordance with accounting principles generally accepted in the United States of America (“GAAP”).  You should not consider it an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Our calculation of EBITDA may be different from the calculation used by other companies and therefore comparability may be limited. EBITDA figures exclude costs to implement synergies